State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 10/07/2013
FILED 11:56 AM 10/07/2013
SRV 131168227 - 5410532 FILE

STATE *of* DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE *of* FORMATION

• **First:** The name of the limited liability company is Western Refining Terminals, LLC

• **Second:** The address of its registered office in the State of Delaware is 1209 Orange in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company.

• **Third:** (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of October, 2013.

By: [signature]
Authorized Person(s)

Name: Melissa Buhrig
Typed or Printed VP, Assistant General Counsel